                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION


---------------------------- )
In re:                       )
                             )
TREND-LINES, INC.,           )        Chapter 11
                             )        Case No. 00-15431-CJK
                  Debtor.    )        Substantively Consolidated
---------------------------- )        Estate
----------------------------
                             )
In re:                       )
                             )
POST TOOL, INC.,             )
                             )
                  Debtor.    )
                             )
---------------------------- )

               FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
          FIRST AMENDED JOINT REORGANIZATION PLAN OF TREND-LINES, INC.
                AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

HANIFY & KING, P.C.                         KRONISH LIEB WEINER & HELLMAN LLP
Harold B. Murphy, Esq. (BBO #362610)        Lawrence C. Gottlieb, Esq. (No. 2565)
Kathleen Cruickshank, Esq. (BBO #550675)    Cathy Hershcopf, Esq. (No. 5875)
Alex M. Rodolakis, Esq. (BBO #567781)       Christopher A. Jarvinen, Esq. (No. 5461)
One Federal Street                          1114 Avenue of the Americas
Boston, MA 02110                            New York, NY 10036
(617) 423-0400                              (212) 479-6000

Counsel for the Debtor and                  and
Debtor-in-Possession
                                            FOLEY HOAG & ELIOT, LLP
                                            Andrew Z. Schwartz, Esq. (BBO #544653)
                                            Kenneth S. Leonetti, Esq. (BBO #629515)
                                            One Post Office Square
                                            Boston, MA 02109
                                            (617) 832-1000

                                            Co-Counsel for the Official Committee
                                            Of Unsecured Creditors

Dated:   Boston, Massachusetts
         September 7, 2001

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION


---------------------------- )
In re:                       )
                             )
TREND-LINES, INC.,           )        Chapter 11
                             )        Case No. 00-15431-CJK
                  Debtor.    )        Substantively Consolidated
---------------------------- )        Estate
----------------------------
                             )
In re:                       )
                             )
POST TOOL, INC.,             )
                             )
                  Debtor.    )
                             )
----------------------------


               FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
          FIRST AMENDED JOINT REORGANIZATION PLAN OF TREND-LINES, INC.
                AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                                I. INTRODUCTION

         Pursuant to Section 1125 of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), Trend-Lines, Inc., the substantively consolidated debtor and debtor-in-possession (the "Debtor" or "Trend-Lines") in the within proceeding, and the Official Committee of Unsecured Creditors (the "Committee") provide this First Amended Disclosure Statement (the "Disclosure Statement") to all of the Debtor's known creditors. The purpose of this Disclosure Statement is to provide such information as the Debtor and the Committee believe may be deemed necessary for its creditors to make an informed decision in exercising their rights to vote upon the First Amended Joint Reorganization Plan of Trend-Lines, Inc. and the Official Committee of Unsecured Creditors (the "Plan") dated as of the date of this Disclosure Statement. The Plan, a copy of which accompanies this Disclosure Statement as Exhibit A, is being filed with the Bankruptcy Court simultaneously with the submission of this Disclosure Statement.

         Trend-Lines and the Committee recommend that you vote to accept the Plan. Each creditor must, however, review the Plan and this Disclosure Statement carefully, including all exhibits, in their entirety and determine whether or not to accept or reject the Plan based upon that creditor's independent judgment and evaluation. The description of the Plan in this Disclosure Statement is in summary form and is qualified by reference to the actual terms and conditions of the Plan, which should be reviewed carefully before making a decision to accept or reject the Plan. Capitalized terms herein have the same meaning as set forth in the Plan; other terms shall have the meaning ascribed to them in the Bankruptcy Code.

         The information contained in this Disclosure Statement has been provided by Trend-Lines and the Committee based upon their knowledge of the records, business and affairs of Trend-Lines. Except as otherwise expressly indicated, such information has not been subject to audit or independent review.

Although great effort has been made to be accurate, Trend-Lines, the Committee and their counsel and other professional advisors do not warrant the accuracy of the information contained herein.

         This Disclosure Statement has not yet been approved by the Bankruptcy Court as providing information which the bankruptcy court deemed adequate to permit creditors of the debtor to make an informed judgment in exercising their right to vote for or against the Plan.

         No representations concerning the Debtor, including the value of its assets, or the aggregate dollar amount of claims which may be allowed, are authorized other than as set forth in this Disclosure Statement. Any representations, warranties or agreements made to secure acceptance or rejection of the Plan by creditors of Trend-Lines which are other than as contained in this Disclosure Statement should not be relied upon in voting on the Plan.

         Trend-Lines and Committee believe that the Plan provides the quickest recovery to creditors and will maximize the return to creditors on their Claims. ACCORDINGLY, TREND-LINES AND THE COMMITTEE URGE ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN.

                         II. BRIEF SUMMARY OF THE PLAN

         Under the Plan, Trend-Lines and the Committee propose that Trend-Lines continue operating its newly streamlined company, reorganized around its retail store operation doing business under the name "Woodworkers Warehouse." Currently, Trend-Lines operates ninety-nine (99) Woodworkers Warehouse stores throughout Northeastern and Mid-Atlantic States. The Plan calls for Trend-Lines to satisfy the claims of its unsecured non-priority creditors by both (i) a cash distribution of $2,000,000 on January 15, 2002, and (ii) the issuance of new shares of common stock in the reorganized Debtor ("Reorganized Trend-Lines"). The Plan will therefore result in an initial cash dividend to non-priority unsecured creditors of approximately four percent (4%) and a stock dividend of approximately 106 shares per $1,000 of debt for the holders of Class 5 Claims. Under the Plan, the existing holders of common stock in the Debtor will have their shares cancelled and will not otherwise be entitled to any distributions.

         This Disclosure Statement has been prepared by the Debtor and the Committee to provide creditors with adequate information so that they can make an informed judgment about the Plan. Each creditor should read this Disclosure Statement and the Plan in their entirety before voting on the Plan. No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement, and no person has been authorized to utilize any information concerning the Debtor's business or assets other than the information contained herein for purposes of solicitation.

               III. INFORMATION ABOUT THE REORGANIZATION PROCESS

         3.1      Purpose Of Disclosure Statement

         This Disclosure Statement includes background information about the Debtor and also identifies the classes into which creditors have been placed by the Plan. The Disclosure Statement describes the proposed treatment of each of those classes if the Plan is confirmed. In addition, this Disclosure Statement contains information concerning the future prospects for the Debtor in the event of confirmation or, in the alternative, the prospects if confirmation is denied or the proposed Plan does not become effective.

         Upon approval by the Bankruptcy Court, this Disclosure Statement and the Exhibits described will have been found to contain, in accordance with the provisions of the Bankruptcy Code, adequate information of a kind and in sufficient detail that would enable reasonable, hypothetical investor typical of a holder of impaired claims or interests to make an informed judgment about the Plan. Approval of this Disclosure Statement by the Bankruptcy Court, however, does not constitute a recommendation by the Bankruptcy Court either for or against the Plan.

         3.2      Voting Procedure

         All creditors entitled to vote on the Plan may cast their votes for or against the Plan by completing, dating, signing and causing the Ballot Form accompanying this Disclosure Statement to be returned to the following address in the enclosed envelope:

                            Harold B. Murphy, Esquire
                        Kathleen R. Cruickshank, Esquire
                     Hanify & King, Professional Corporation
                               One Federal Street
                                Boston, MA 02110

Ballots must be received on or before 4:00 P.M. (EST) on ___________, 2001 to be counted in the voting. Ballots received after this time will not be counted in the voting unless the Bankruptcy Court so orders.

         The Debtor and the Committee recommend a vote for "ACCEPTANCE" of the Plan.

         3.3      Ballots

         BALLOTS HAVE NOT BEEN ENCLOSED AT THIS TIME.

         Accompanying this Disclosure Statement are appropriate Ballots for acceptance or rejection of the Plan. Each party in interest entitled to vote on the Plan will receive a Ballot (for each class of claim or interest to which it belongs). Because some parties may be in more than one class for voting purposes, in some instances more than one Ballot has been included with the Disclosure Statement.

         Members of all Classes except Class 3 are impaired. All Class members except those in Class 3 and Class 6 are voting classes. Members of Class 6, Interest Holders of the Debtor, will have their interests canceled and are deemed to have rejected the Plan. Each member of a voting Class will be asked to vote for acceptance or rejection of the Plan. A party who holds claims in more than one Class should complete a Ballot for each Class with respect to the applicable portion of its claim included in each Class.

         3.4      The Confirmation Hearing

         The Bankruptcy Court has scheduled a hearing on confirmation of the Plan to commence on ____________, 2001 at ____ _.m., or as soon thereafter as the parties can be heard. The Confirmation Hearing will be held before the Honorable Carol J. Kenner, United States Bankruptcy Judge, in Courtroom 4 of the Thomas P. O'Neill Federal Building, 10 Causeway Street, 11th Floor, Boston, Massachusetts 02222. At the hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible and whether it is in the best interests of holders of claims and interests. The Bankruptcy Court will also receive and consider a Report of Plan Voting prepared by the Debtor summarizing the votes for acceptance or rejection of the Plan by the parties entitled to vote.

         3.5      Acceptances Necessary To Confirm Plan

         At the Confirmation Hearing, the Bankruptcy Court must determine, among other things, whether each impaired Class has accepted the Plan. Under Section 1126 of the Bankruptcy Code, an impaired Class is deemed to have accepted the Plan if at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of Class members who have voted to accept or reject the Plan have voted for acceptance of the Plan. Further, unless there is acceptance of the Plan by all members of an impaired Class, the Bankruptcy Court must also determine that under the Plan, Class members will receive property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Class members would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

         3.6      Confirmation Of The Plan Without The Necessary Acceptances.

         The Plan may be confirmed even if it is not accepted by one or all of the impaired Classes if the Bankruptcy Court finds that the Plan does not discriminate unfairly against and is fair and equitable as to such Class or Classes. This provision is set forth in Section 1129(b) of the Bankruptcy Code and requires that, among other things, the claimants must either receive the full value of their claims or, if they receive less, no Class with junior liquidation priority may receive anything. If Class 5 consisting of Unsecured General Claims does not accept the Plan and the Plan does not propose to pay the Class their allowed claims in full, the Debtor's shareholders may not retain their equity interest unless the Debtor's shareholders contribute money or something of value related to their participation in equity. The Plan provides that the common stock in the Debtor shall be cancelled on the Effective Date. Trend-Lines and the Committee may, at their option, choose to rely upon this provision to seek confirmation of the Plan if it is not accepted by an impaired Class or Classes of Creditors.

                            IV. GENERAL INFORMATION

         4.1      History Of The Debtor

         Trend-Lines was incorporated in Massachusetts in 1981. In 1983, Trend-Lines began mailing its Woodworkers Warehouse catalog and opened a Woodworkers Warehouse outlet store in its distribution center. Trend-Lines' first Woodworkers Warehouse retail store selling power and hand tools and accessories opened in 1986. By 2000, Trend-Lines was operating one hundred and twenty (120) Woodworkers Warehouse retail stores throughout the Northeastern and Mid-Atlantic States. In January 1995, Trend-Lines further expanded its tool retail operations to the West Coast of the United States by acquiring seventeen
(17) "Post Tool" stores and a distribution center (the "PT Distribution Center"). On the Petition Date, Post Tool was a wholly owned subsidiary of Trend-Lines. By the year 2000, Post Tool operated twenty-eight (28) Post Tool stores in California and Nevada.

         The Woodworkers Warehouse retail and catalog operations offer their customers breadth and depth of product selection, including many hard-to-find items, high quality brand name and private label merchandise, everyday low pricing and a matching product/price guarantee, and expert customer service and convenience. These factors have enabled Woodworkers Warehouse operations to continually remain competitive with major home centers, mass merchandisers and hardware stores. The Woodworkers Warehouse stores and catalog serve a wide range of woodworking tool customers, from home workshop enthusiasts to professionals, involved in a wide variety of activities, including home construction and remodeling, cabinet, furniture making and other woodworking projects. Woodworkers Warehouse customers are generally experienced in woodworking and carpentry and desire high quality brand name tools of types not generally available from the larger mass merchandisers.

         In 1989, in response to the growing popularity of golf, Trend-Lines made a decision to expand its business into retail sales of golf equipment and related supplies and purchased the established "Golf Day" trade name and catalog mailing list. Trend-Lines mailed its first Golf Day catalog in 1990 and opened a Golf Day outlet store in its distribution center in January 1991. In January 1998, Trend-Lines further expanded its golf retail operations by acquiring thirteen (13) Nevada Bob's franchised stores located in New England for approximately $4,000,000, and converted these stores to Golf Day stores. By the year 2000, Trend-Lines and Post Tool operated eighty-two (82) Golf Day retail stores. Trend-Lines operated the bulk of the Golf Day stores, located in the Northeast and Mid-Atlantic regions of the country, while Post Tool operated five
(5) Golf Day stores in California.

         To finance its operations, Trend-Lines and Post Tool entered into a financing arrangement with Bank of America, N.A. as the agent for itself, Foothill Capital Corporation and Transamerica Business Credit Corporation (each and together, "BofA"). In February 1999, Trend-Lines and Post Tool entered into an Amended and Restated Loan and Security Agreement with BofA. The Amended and Restated Loan and Security Agreement provided for a revolving credit facility (the "Loan Facility"). Under the Loan Facility, BofA agreed to make advances to Trend-Lines and Post Tool on a formula based upon an advance rate of sixty-five percent (65%) of the cost of value of inventory subject to certain adjustments including for ineligible inventory as defined in the Loan Facility. Pursuant to the Loan Facility, Trend-lines and Post Tool became obligated to BofA in the principal sum of up to $100,000,000. As of the Petition Date, Trend-Lines' and Post Tool's outstanding principal indebtedness to BofA was approximately $69,000,000. As of the Petition Date, BofA asserted a lien on substantially all of Trend-Lines' and Post Tool's assets (the "Collateral"). The obligations of both Trend-Lines and Post Tool to BofA were cross-collateralized. BofA's Collateral did not include Trend-Lines' and Post Tool's interest in its non-residential real estate leases, but did include a mortgage upon the non-residential real estate which the Debtor owns in Seabrook, New Hampshire (the "Seabrook Property").

         In fiscal year ("FY") 1999, the Trend-Lines and Post Tool realized a small profit from operations in the amount of $1,800,000 but a net loss of approximately $7,580,000 after interest expense and taxes based upon net sales of $270,600,000. This loss was attributable to a number of factors, including lower than expected sales, unusually high inventory shrink recognized as a result of year end physical inventories and higher than anticipated advertising costs. By the end of the fiscal year, Trend-Lines and Post Tool were out of compliance with the net worth and interest coverage financial covenants in the Loan Facility. BofA provided the Debtor with a waiver and an amendment of compliance covenants, however.

         Trend-Lines has two classes of common stock, Class A and Class B. Twenty million (20,000,000) shares of Class A Common stock and 5,000,000 shares of Class B stock are authorized to be issued. As of May 2, 2000, approximately 6,000,000 Class A shares, at a par value of $.01, and four million six hundred thousand (4,600,000) Class B shares, at a par value of $.01,were outstanding. As of the Petition Date, Trend-Lines' Class A Common Stock was included in the NASDAQ National Market under the symbol "TRNDQ." As of May 2, 2000, there were approximately 3,600 stockholders of record of the Class A Common Stock.

         4.2      Events Leading To The Chapter 11 Filings

         Due to the poor performance of the Golf Day stores, Trend-Lines reviewed and analyzed the performance of, and future prospects for, the Golf Day operations to determine their part in ongoing operations. Trend-Lines' review indicated that the Woodworkers Warehouse division could operate profitably as a stand-alone business. Trend-Lines determined that the Golf Day operations should be divested, either through a going concern sale or by way of liquidation.

         For more than three (3) months prior to the Petition Date, Trend-Lines attempted to restructure its operations and debt. Among other things, Trend-Lines held extensive negotiations with certain of its largest trade creditors and with a group of management personnel who were interested in purchasing a portion of the Golf Day assets as a going concern. On or about June 2000, Trend-Lines prepared a solicitation package with respect to the Golf Day operations while exploring available alternatives for its financial reorganization. While it continued to operate and evaluate its ability to propose a "stand-alone" reorganization, Trend-Lines simultaneously assessed the prospects of a sale of all or substantially all of the Golf Day division on a "going concern" basis. Trend-Lines mailed a solicitation package to a number of parties who had previously expressed an interest in the Golf Day operations or who it believed might be interested in acquiring some or all of these assets. None of the contacted parties made an acceptable offer to purchase the Golf Day operations.

         As of the Petition Date, BofA had fully advanced under the Loan Facility in accordance with the formula restraints contained therein, and Trend-Lines and Post Tool had no availability to borrow funds from BofA.

                      V. SIGNIFICANT POST PETITION EVENTS

         5.1      General Information

         On August 11, 2000 ("Petition Date"), Trend-Lines and Post Tool filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Massachusetts. Trend-Lines sought and obtained Bankruptcy Court approval to retain the law firm of Hanify and King, Professional Corporation of Boston, Massachusetts to act as its bankruptcy counsel, the accounting firm of Deloitte & Touche, LLP to provide reorganization assistance and tax advice, and the accounting firm of Arthur Anderson, LLP as accountants to the debtor to prepare financial statements and tax returns. Post Tool sought and obtained Bankruptcy Court approval to retain the law firm of Duane, Morris and Heckscher, LLP to act as its bankruptcy counsel.

On August 25, 2000, the Office of the United States Trustee appointed seven creditors to serve as members of the Committee. The Committee is comprised of the following creditors:

     Porter-Cable/Delta                     Taylor Made Adidas Golf Co., Inc.
     ------------------                     ---------------------------------
     1500 County Road B 2 West              5545 Fermi Court
     St. Paul, MN 55113-3105                Carlsbad, CA 92008

     Makita USA, Inc.                       Jet Equipment & Tools, Inc.
     ----------------                       ---------------------------
     14930 Northam Street                   2415 West Valley Highway
     La Mirada, CA 90638                    Auburn, WA 98001

     Callaway Golf Sales Co.                Black & Decker (U.S.), Inc.
     -----------------------                ---------------------------
     2285 Rutherford Road                   701 E. Joppa Road
     Carlsbad, CA 92008                     Towson, MD 21286

     Acushnet Co.
     ------------
     P.O. Box 965
     Fairhaven, MA 02719

The Committee selected Kronish Lieb Weiner & Hellman LLP of New York, New York as its general counsel and Foley Hoag LLP of Boston, Massachusetts as its local counsel. The Committee also retained KMPG, LLP as its financial advisor.

         On November 8, 2000, the Office of the United States Trustee appointed five (5) creditors to serve as members of the Official Committee of Unsecured Creditors for Post Tool (the "PT Committee"). The PT Committee was comprised of the following creditors:

         Milwaukee Electric Tool Corporation
         -----------------------------------
         Customer Finance Services
         13135 West Lisbon Road
         Brookfield, WI 53003

         Certified Ad Services, Inc.
         --------------------------
         P.O. Box 12025
         Fresno, CA 93776

         Dead On Tools
         -------------
         2909 Oregon Ct C10
         Torrance, CA 90503
         Syder/Newell, Inc.
         ------------------
         2511 Lawrence Avenue
         South San Francisco, CA 94080

         Chapeaux Enterprises, Inc., Rink Caplan Family T.P.,
         Geller Family Trust and Teri James Enterprises
         ----------------------------------------------
         C/o Alex Steinberg et al.
         1332 Parkview Avenue, Suite 100
         Manhattan Beach, CA 90266

         The PT Committee retained Pepe & Hazard LLP to act as its counsel. Following the substantive consolidation of Trend-Lines and Post Tool, the PT Committee was disbanded.

         5.2      Golf Day Liquidation

         On August 23, 2000, Trend-Lines filed a Motion by Debtor for an Order
(A) Authorizing the Debtor's Retention of Agent to Implement Certain Store Closing Sales Pursuant to Section 105 and 363 of the Bankruptcy Code; (B) Authorizing the Conditional Assumption and Assignment of Leases; (C) Granting Authority to Conduct the Store Closing Sales in Conjunction with Post Tool, Inc.; (D) Granting Lien to Secure Payments to Agent; (D) Authorizing the Sale of Golf Day Furniture, Fixtures, and Equipment Free and Clear of Liens, Claims, Encumbrances and Interests; (F) Granting Other Related Relief. Post Tool also filed a similar motion (collectively, the "Sale Motion").

         A.       Golf Day Liquidation

         Pursuant to the Sale Motion, the Debtors sought approval of an agency agreement (the "Initial Agency Agreement") between Trend-Lines, Post Tool and Shottenstein/Bernstein Capital Group LLC and Great American Group (each and together "Shottenstein") for the liquidation of the inventory located in the Golf Day stores and in Trend-Lines' distribution center (the "Golf Inventory"). The Initial Agency Agreement provided for a guaranteed return of forty six percent (46%) of the aggregate retail value of Golf Inventory.

         Although the Debtors received no going concern offers for the Golf Day operations during the sale process, the hearing on the Sale Motion saw spirited bidding between four professional inventory liquidators, Shottenstein, The Ozer Group LLC, Gordon Brothers Retail Partners LLC and Hilco Trading Resources LLC ("Hilco"). Ultimately, the Debtors entered into an revised form of the Initial Agency Agreement (the "Agency Agreement") for the liquidation of the Golf Inventory with Hilco.

         Pursuant to the Agency Agreement, Hilco committed to pay Trend-Lines 49.55% of the total retail value of the merchandise included within the sale (the "Guaranteed Amount"), less 1.5% for defectives and/or unsaleable merchandise. The Agency Agreement also called for Hilco to pay Trend-Lines an additional recovery equal to 50% of any sale proceeds in excess of the Guaranteed Amount, less the payment to Hilco of all applicable expenses and the fee of Hilco. The Agency Agreement provided that Hilco, on a weekly basis, would reimburse the Debtors for expenses it incurred in overseeing a going out of business sale at the Golf Day stores.

         In conjunction with the Golf Day going-out-of-business sale, the Debtors with Bankruptcy Court approval retained Keen Realty, LLC to appraise and market the non-residential real estate leases which it utilized for its Golf Day retail stores (the "Golf Day Leases"). On October 4, 2000, the Debtors filed Motions of the Debtors Pursuant to Sections 105, 363(b) and 365 of the Bankruptcy Code for an Order (A) Authorizing the Assumption, Assignment and Sale of the Debtor's Leasehold Interests in Certain Non-Residential Real Properties,
(B) Approving the Terms and Conditions of Such Sale and (c) Establishing Cure Amounts and Other Material Information with Respect to Such Leasehold Interests (the "Lease Motion"). Pursuant to the Lease Motions and with the assistance of Keen, the Debtors solicited offers for substantially all of the Golf Day Leases.

         The Debtors also implemented, with Bankruptcy Court authority, an orderly mechanism for the rejection of Golf Day Leases upon five (5) days notice to landlords should the Debtor be unsuccessful in finding a third party to take assignment of a lease. This rejection procedure was necessary because the Agency Agreement provided that Hilco could terminate its liquidation sale at a particular store, or "kick out" of that store, upon seven days notice to the Debtor. The procedure permitted the Debtors to minimize the accrual of administrative costs to the estate as Hilco completed the liquidation sales at specified Golf Day stores. The Debtors also obtained Bankruptcy Court authority to pay landlords under rejected leases on a per diem basis until the store was surrendered to the landlord or assigned to a third party.

                  B.       Results of the Golf Day Liquidation

         The Debtors, with the assistance of Hilco, liquidated the Golf Inventory and selected furniture, fixtures and equipment by January 31, 2001. The sale generated $21,100,000. From these proceeds, the Debtors paid $20,773,000 to BofA, an amount equal to the formula advance to the Debtor under the Loan Facility on account of Golf Inventory as of the commencement date the liquidation sale. The Debtors incurred substantial costs and expenses in an amount exceeding $1,500,000 as a result of the liquidation sale. These costs and expenses were unreimbursed by Hilco.

         The sale of the Golf Day Leases was below expectations and hampered by:
(i) an apparent softening in the commercial real estate market for retail stores of this type; (ii) the location of many of the stores in strip malls or free standing buildings and not in first class commercial space, and (iii) the terms of the leases themselves. The sale of the Golf Day leases and the landlord's payments for the termination of certain leases ultimately generated approximately $285,000.

         5.3      Implementation of Key Employee Retention Program

         In response to concerns regarding the departure of its key employees, in September 2000, the Debtors filed a motion to establish a so-called "Key Employee Retention Program" ("KERP"). After amendment, the KERP was approved by the Bankruptcy Court in October 2000. Pursuant to the KERP, Executive Employees and Middle Management Employees of Trend-Lines will be paid 50% and 25% respectively of their annual salary in effect at the time that the payment becomes due, in a lump sum, less applicable withholding taxes, at the earlier of: (i) one year from the Petition Date; (ii) confirmation of a Plan of Reorganization; or (iii) dismissal of the employee, other than for cause. Trend-Lines anticipates the payment to be made pursuant to the KERP to total $720,000.

         5.4      Employment Of Investment Banker

         During the pendency of this Chapter 11, Trend-Lines and the Committee have explored the option of marketing the Woodworkers Warehouse operations as a going concern. Trend-Lines, together with the Committee, interviewed several firms to serve as investment banker for this purpose, and on January 5, 2001, the Bankruptcy Court approved the joint application of Trend-Lines and the Committee to employ the firm of Conway Del Genio Gries & Co., LLC ("Conway") of New York, New York. Conway assisted Trend-Lines in putting together a financial package to be sent to interested parties. Several of the parties who were sent financial packages met with Conway and representatives of Trend-Lines. To date, Conway's efforts have not produced an acceptable offer to purchase or invest in Trend-Lines.

         5.5      Disposition Of Post Tool

         Post Tool also solicited offers for its assets as a going concern over a period of several months, and received only one offer for a portion of its ongoing operations. In response to a decline in sales, Post Tool moved on two fronts simultaneously. First, Post Tool obtained Bankruptcy Court authority on April 19, 2001 to sell to Western Supply Co. ("Western") its leasehold rights and furniture, fixtures and equipment and inventory with respect to seven (7) of its stores, and all of the automotive inventory located at the PT Distribution Center. The total purchase price for these assets was approximately $1,350,000.

         Second, on February 27, 2001, Post Tool obtained Bankruptcy Court authority to reject its leases for thirteen (13) remaining Post Tool retail stores and the PT Distribution Center and to consolidate the tool inventory in those stores and in the PT Distribution Center into Trend-Lines' Woodworkers Warehouse operations.

         5.6      Substantive Consolidation Of Trend-Lines And Post Tool

         On February 27, 2001, the Debtors obtained Bankruptcy Court authority to substantively consolidate their Chapter 11 cases such that Trend-Lines is the remaining consolidated entity. The request to substantively consolidate the two Chapter 11 cases was based on: (i) a blurring of the two corporations' structure and management such that the two could be considered a single entity; (ii) a substantial interrelationship or intermingling of the corporations' assets;
(iii) numerous common creditors; (iv) a reliance by the Post Tool creditors on the credit of Trend-Lines when shipping to Post Tool.

         Additionally, Trend-Lines and Post Tool shared headquarters, had common corporate officers, and the majority of Post Tool's management and accounting functions were performed by Trend-Lines' officers and employees. Trend-Lines charged Post Tool for these services pursuant to a Subsidiary Corporate Services Agreement (the "Services Agreement"). As a result of the charges to Post Tool for the Service Agreement, on the Petition Date, Post-Tool had a substantial obligation owing to Trend-Lines.

         The benefits of the substantive consolidation of Trend-Lines and Post Tool have included: (i) reducing overall costs associated with administering two cases; (ii) eliminating the obligation from Post Tool to Trend-Lines, which obligation comprised seventy three percent (73%) of Post Tool's unsecured debt;
(iii) eliminating the obligation of Trend-Lines to pay Post Tool license fees for the use of certain Licensed Trademarks; (iv) avoiding potentially costly litigation in which creditors of Post Tool sought to equitably subordinate the claim of Trend-Lines; (v) avoiding the necessity of untangling the affairs of the two companies; and (vi) avoiding litigation over the ownership of certain assets as between the two companies.

         5.7      Payments To BofA

         From the Petition Date through the date of this Disclosure Statement, Trend-Lines has paid BofA in excess of $31,000,000 which sum is comprised of the following:

                  (i) $20,773,000 from the proceeds generated from the liquidation of the Golf Day inventory (the "Golf Day Payment");

                  (ii) $5, 836,300 in interim payments (the "Interim Payments"); and

                  (iii) $5,000,000 as an additional payment from cash on hand on April 2, 2001 (the "April Payment").

         Trend-Lines projects that it will pay BofA an additional amount of approximately $8,000,000 (the "Additional Payments") through the Effective Date of the Plan, assuming that the Effective Date will be November 10, 2001. All payments to BofA have been made without prejudice as to the rights of the Debtor, including the right to challenge the validity, priority, and extent of BofA's liens on the Collateral; the amount of its claim; and the right of the Trend-Lines to affirmatively surcharge the Collateral pursuant to Section 506(c) of the Bankruptcy Code for expenses incurred by the Debtor in connection with the liquidation and sale of the Collateral. At all times, Trend-Lines specifically reserved the right to seek a determination as to BofA's right to accrue and be paid for post petition interest, fees and other charges.

         5.8      Use Of BofA's Cash Collateral

         From the Petition Date through the date of this Disclosure Statement, Trend-Lines has successfully obtained Bankruptcy Court authority for the use of BofA's cash collateral. On four occasions, the Bankruptcy Court has granted to Trend-Lines authority to use BofA's cash collateral over the objection of BofA.

         In conjunction with its seventh and most recent request for use of cash collateral (the "Seventh Motion"), the Bankruptcy Court authorized (the "Seventh Order") the Trend-Lines' use of BofA's cash collateral (the "Cash Collateral"), including without limitation, the cash on hand, the proceeds of the sale of inventory and the proceeds of accounts receivable, to pay the expenses substantially as described in the budget attached to the Seventh Motion. Trend-Lines is expected to be authorized to use Cash Collateral through November 10, 2001.

         The use of the Cash Collateral during the course of this case has enabled Trend-Lines to pay employees and post-petition obligations, purchase inventory and supplies, maintain the continuity of its operations, preserve its assets and provided Trend-Lines with an opportunity to reorganize.

         5.9      Litigation With Respect To The Revere Lease

         Trend-Lines was a party to a commercial real estate lease (the "Revere Lease") for 286,000 square feet (the "Revere Premises") within a building located at 135 American Legion Highway, Revere, Massachusetts. Trend-Lines utilized the Revere Premises as its corporate headquarters, warehouse and distribution center. Trend-Lines distributed inventory to its retail stores and serviced its mail order and Internet sales from the Revere Premises. In addition, Trend-Lines operated a Woodworkers Warehouse outlet store and also operated a Golf Day outlet store at the Revere Premises. The Revere Lease provided for substantially below current market rates for similar space in the

Greater Boston area and the term of the Revere Lease extended until 2014. Trend-Lines had invested several million dollars into the Revere Premises to buildout 30,000 square feet of modern office space and to design and install a state of the art warehouse and racking system.

         On August 22, 2000, the landlord under the Revere Lease, American Legion Trust ("ALRT"), filed a motion for relief from the automatic stay (the "Landlord's Motion") seeking to proceed in state court to evict Trend-Lines from the Premises. The Landlord's Motion asserted that the Revere Lease had been terminated prior to the Petition Date over a dispute involving approximately $10,000. Trend-Lines filed a substantial and vigorous objection to the Landlord's Motion asserting, among other things, that ALRT had acted in bad faith in attempting to terminate the Revere Lease. In response, the Bankruptcy Court scheduled an expedited trial on the Landlord's Motion for the end January 2001.

         After substantial discovery and on the eve of trial on the Landlord's Motion, Trend-Lines reached a settlement agreement ("Settlement Agreement") with ALRT regarding the Revere Lease. The Settlement Agreement was approved by the Bankruptcy Court on February 16, 2001. The Settlement Agreement provided, among other things, an acknowledgment by ALRT that: (i) the Revere Lease was in full force and effect, (ii) the Revere Lease was subject to assumption and assignment subject to the approval of the Bankruptcy Court, and (iii) there was no "cure" due to ALRT by Trend-Lines under the Revere Lease. Under the Settlement Agreement, Trend-Lines was required to make payments to ALRT in the total amount of $130,000.

         5.10     Sale Of Revere Lease

         On June 7, 2001, the Bankruptcy Court approved Trend-Lines' agreement with DSF Revere LLC ("DSF") for the assumption and assignment (the "Assumption and Assignment Agreement") of the Revere Lease for the sum of $4,500,000. The Assumption and Assignment Agreement closed on June 29, 2001 and the initial $1,000,000 due to Trend-Lines has been paid. The remaining balance of $3,500,000, which is being held in escrow by a third party, is required to be paid to Trend-Lines upon its timely vacation of the Revere Premises. Trend-Lines is fully confident that it will timely vacate the Revere Premises in order to obtain the remaining $3,500,000.

         In order to effectuate an orderly transition of its corporate headquarters and to preserve the integrity of its ongoing operations, the Assumption and Assignment Agreement provides that Trend-Lines can occupy the Revere Premises from and after the Closing Date through September 5, 2001. Under the Assumption and Assignment Agreement, Trend-Lines' rent for July, August and September 2001 is one dollar ($1.00). The Assumption and Assignment Agreement also provides that DSF shall make temporary space of approximately 127,000 square feet available to Trend-Lines for Trend-Lines' exclusive use and occupancy free of charge through October 31, 2001.

         5.11     The Debtor's New Warehouse and Headquarters Facilities

         Simultaneously with the approval of the sale of the Revere Lease, Trend-Lines obtained Bankruptcy Court approval to enter into two non-residential real estate leases for a new warehouse and distribution center and corporate headquarters. Trend-Lines entered into a lease (the "Amesbury Lease") with RRAB Limited Partnership ("RRAB") for a location in Amesbury, Massachusetts (the "Amesbury Premises") which it will utilize as its warehouse and distribution center. Trend-Lines entered also into a lease (the "Lynn Lease") with Oasis Development ("Oasis") for a location in Lynn, Massachusetts (the "Lynn Premises") to serve as its relocated corporate headquarters.

         Under the terms of the Amesbury Lease and the Lynn Lease, Trend-Lines' base rent for its headquarters and distribution center will be reduced by approximately $50,000 per month as compared to the Revere Lease, which represents an annual savings of approximately $500,000. Under the terms of the Amesbury Lease and the Lynn Lease, during the pendency of the Trend-Lines' Chapter 11 case until the effective date of the Plan of reorganization, each landlord's sole remedy upon a default of Trend-Lines shall be limited to, and satisfied by, the application of the security deposits to the landlords' actual damages. The security deposit paid pursuant to the Amesbury Lease was $323,333, and the security deposit paid pursuant to the Lynn Lease was $84,825.

         5.12     Marketing Of The Seabrook Property

         Trend-Lines currently owns real property located at 1 Batchelder Road, Seabrook, New Hampshire (the "Seabrook Property"). The Seabrook Property consists of a 9070 square feet building. A portion of the premises was formerly utilized as a Golf Day store. Approximately 5,000 square feet of the premises continues to be utilized as a Woodworkers Warehouse store. Trend-Lines had the Seabrook Property on the market for approximately six (6) months listed at $1,100,000 and has recently reduced the asking price to $895,000. BofA has a mortgage on the Seabrook Property as security for amounts due to it under the Loan Facility.

          5.13     Preference Claims

          As of the Effective Date, the Debtor and the Reorganized Debtor will be deemed to have released and waived all actions of the Debtor under Section 547 of the Bankruptcy Code (the "Preference Actions"). Based upon preliminary investigations conducted by the financial advisors for the Debtor and the Committee, there appear to be payments made and returns of merchandise to certain creditors prior to the Petition Date that may potentially be construed as preferential within the meaning of Section 547 of the Bankruptcy Code. The most recent analysis conducted by the financial advisors to the Committee indicates that the potential preferences are less than $6 million without any reduction for the ordinary course defense. This analysis assumes that all of the Debtor's' records as to the date of return of merchandise are correct, despite preliminary indications to the contrary. Accordingly, the Debtor and the Committee estimate that net preference recoveries would be substantially less than $6 million.

        The Debtor and the Committee propose to waive the Preference Actions under the Plan for several reasons. First, given the potential defenses that might be asserted in these actions, including the ordinary course of business defense, and the difficulty of proof of some of the elements of the preferences, the results that the Reorganized Debtor could hope to achieve by prosecuting to judgment actions with respect to such payments, even if successful, do not justify the time, effort and expense involved. Second, if it is to be successful, the Reorganized Debtor will have to depend upon support from its vendors, many of whom may be the recipients of alleged preferences. The Debtor and the Committee believe that if the Preference Actions were pursued against those vendors, it will create enormous ill will with those vendors thereby endangering the long term prospects of the Reorganized Debtor. Pursuing the Preference Actions will divert the Reorganized Debtor from its most important goal-increasing shareholder value for its new shareholders. Finally, as is set forth in the Liquidation Analysis, pursuit of the Preference Actions in a Chapter 7 case will result in no recovery for unsecured creditors.

                 Accordingly, the Debtor and the Committee have agreed, in their business judgment, to waive the Preference Actions under the Plan.

         5.14     Adversary Proceeding Against BofA

         On June 27, 2001, Trend-Lines commenced an adversary proceeding against BofA entitled Complaint for Declaratory Judgment as to the Amount of the Bank's Secured Claim and to Surcharge the Bank's Collateral for Fees and Expenses (the "Complaint"). The Complaint was the result of a continuing dispute between Trend-Lines and BofA with respect to BofA's right to accrue post-petition interest and recover costs, including attorneys' fees accrued post-petition, and BofA's responsibility for certain expenses pursuant to Section 506(c) of the Bankruptcy Code. As set forth herein, since the Petition Date, Trend-Lines has paid to BofA in excess of $31,000,000. As of the Petition Date, Trend-Lines owed the BofA approximately $68,431,670.

         The Complaint requested that the Bankruptcy Court make a finding that BofA is and was not entitled to be paid post-petition interest or recover post-petition attorneys' fees. Pursuant to Section 506(c) of the Bankruptcy Code, the Complaint sought an order requiring that BofA shall reimburse Trend-Lines for its costs and expenses in liquidating BofA's Collateral. In connection with the Golf Day Liquidation, Trend-Lines incurred certain costs and expenses exceeding $1,500,000, which costs and expenses were not reimbursed to Trend-Lines. In connection with the Woodworkers Warehouse operations, Trend-Lines also incured certain ongoing costs and expenses in the continuation of its business.

         BofA filed an answer to the Complaint. In addition, on July 3, 20001, BofA filed a motion seeking the conversion of Trend-Lines' case ("Motion to Convert") to a proceeding under Chapter 7 of the Bankruptcy Code. Trend-Lines has filed an opposition to the Motion to Convert.

         Subsequent to the filing of the Complaint, Trend-Lines, the Committee and BofA entered into discussions regarding the settlement of the issues raised in the Complaint, the Motion to Convert and the treatment of the BofA Class 1 Claim. As a result of the discussions, Trend-Lines, the Committee and BofA reached an agreement regarding the settlement of the pending litigation, including the Motion to Convert, and the treatment of the BofA Class 1 Claim. The terms of the settlement are described in Section 7.3, infra.

         5.15     Chapter 11 Operations and Restructuring

         Trend-Lines has utilized the Chapter 11 to refocus and restructure its business around its Woodworkers Warehouse operations. In the post-petition period, Trend-Lines has successfully divested its Golf Day and Post Tool operations. This restructuring has necessarily involved and continues to require a streamlining of operations including reductions in overhead expenses and excess capacity.

              A.       Operational Difficulties Related to Pre-petition Issues

         Prior to the Petition, Trend-Lines' operations were negatively impacted by prior operational difficulties. In certain cases, these repercussions of these operational difficulties and problems continued into the Chapter 11 operations. Among the more notable of these issues are the following:

         o In 1998, Trend-Lines implemented a sophisticated Management Warehouse System intended to improve the efficiency of its overall operations. The new software was designed to track inventory from the point of receipt by Trend-Lines to its storage in the warehouse and eventual shipment to a retail store or to a catalog customer and to allow the Debtor to respond quickly to catalog orders and to assist it in maintaining even levels of inventory in its retail stores. Instead, problems with the implementation of this new software led to losses of approximately $11,000,000 in FY 1998 resulting from difficulties in receiving and shipping merchandise and backlogged orders. Trend-Lines' catalog business was negatively impacted because it was unable to fulfill orders in a timely and accurate manner, causing an erosion in customer confidence.

         o The Golf Day operations suffered significant losses over a period of several years, including a loss of approximately $7,000,000 in the year prior to the filing.

         o Trend-Lines maintained very high inventory levels in FY 1999 and 2000, which led to correspondingly high interest carrying costs, exceeding $8,000,000 in FY 1999 alone.

         o Prior to the Petition Date, vendors had virtually stopped shipping merchandise to Trend-Lines. As a result there were major stock outs affecting both customer confidence and employee morale.

                 B.   Post-petition Restructuring and Streamlining of Operations

         Since the Petition Date, Trend-Lines has taken steps to aggressively restructure and streamline operations in order to return to profitability. Further, through the planed divestiture of non-contributing divisions, stores, and personnel, Trend-Lines has focused itself on its core business and has simplified its corporate structure allowing Trend-Lines to better manage its operations and to utilize its working capital more efficiently. The highlights of the measures taken by Trend-Lines' management post-petition are as follows:

         o Reductions of non-essential personnel in a variety of corporate office departments results in a projected annual savings of approximately $2,100,000 comparing the corporate office spending of September 2000 to July 2001.

         o Reductions of personnel in the distribution center and call center, district management, and call center resulting in projected annual savings of approximately $4,300,000 comparing the spending in these departments from February 2000 to July 2001.

         o Other corporate office expenses, on an annual basis, have been reduced approximately $4,500,000 since the end of February 1999.

         o The closure of 13 under performing Woodworkers Warehouse stores and the transfer of inventory from these stores to performing stores. The shutdown of these stores provides the Debtor with approximately $3,000,000 in additional working capital from inventory being recycled through the remaining stores.

         o Relocation from the Revere Premises results in projected annual savings of approximately $500,000.

         o Management and sales programs instituted including (1) store informational meetings with top management (2) retail training seminars to train employees on how to "upsell," close a deal and sell related ancillary products (3) vendor demonstrations and (4) a proactive program to enhance awareness of the debtor's expectations for all associates.

                 C.   Financial Performance During Post-petition Period

         An analysis of Trend-Lines' operations for the first period in which the corporate restructuring detailed herein were enacted but not entirely implemented, indicates material increases in the company's profitability. The chart set forth below shows that profitability on sales in the first part of FY 2001 when compared to the same period of FY 2000 has increased by in excess of five percent (5%). The increased gross profit margin reduces the dependence on sales for profitability. Furthermore, the gross profit margin improvement has consistently been maintained (source: Division Sales Reports).


          Month/Year                   Retail Sales              Retail Gross Profit             Retail Gross
                                                                                               Profit as Percent
------------------------------- ---------------------------- ---------------------------- ----------------------------
          March 2001                    $ 9,919,937                  $ 3,175,875                    32.02%
------------------------------- ---------------------------- ---------------------------- ----------------------------
          March 2000                    $13,391,505                  $ 3,768,002                    28.14%
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
          April 2001                    $ 7,607,180                  $ 2,259,673                    29.70%
------------------------------- ---------------------------- ---------------------------- ----------------------------
          April 2000                    $ 9,757,382                 $ 2,632, 815                    26.98%
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
           May 2001                     $ 6,931,359                  $ 2,000,618                    28.86%
------------------------------- ---------------------------- ---------------------------- ----------------------------
           May 2000                     $ 9,191,269                  $ 2,222,681                    24.18%
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
          June 2001                     $ 8,555,128                  $ 2,630,450                    30.75%
------------------------------- ---------------------------- ---------------------------- ----------------------------
          June 2000                     $10,328,106                  $ 2,197,850                    21.28%
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
     Total March-June 01                $33,013,604                  $10,066,616                    30.49%
------------------------------- ---------------------------- ---------------------------- ----------------------------
     Total March-June 00                $42,668,262                  $10,821,348                    25.36%
------------------------------- ---------------------------- ---------------------------- ----------------------------

         Notwithstanding Trend-Lines significant progress in restructuring and streamlining of operations, results from operations for the first quarter of FY 2001 reflect a net loss of approximately $605,000 before taxes, interest, depreciation, amortization and extraordinary items. However, had the implementation of Trend-Lines' operational reorganization and streamlining been complete, this loss would be only $41,000.

         A statement reflecting post-petition income ("Post-petition Income Statement") by Trend-Lines for Woodworker Warehouse operations only from the Petition Date through May 2001 is attached as Exhibit B. During this period, Trend-Lines suffered a loss of $5,755,000 before interest, taxes, depreciation and amortization. Trend-Lines is confident that the operational restructuring and streamlining previously discussed have resulted in savings far in excess of that loss without any negative impact on sales.

         Trend-Lines' operations during the post-petition period were also negatively impacted by the determination of certain vendors not to provide trade credit or rebates. As a result, the Committee has worked with Trend-Lines throughout the Chapter 11 proceedings to obtain commitments from vendors to extend new credit terms of approximately $4,750,000 upon confirmation the Plan. This vendor support will allow Reorganized Trend-Lines to purchase, advertise and promote products proactively which will enhance Reorganized Trend-Lines' ability to realize forecasted sales and higher margins.

         In summary, Trend-Lines has utilized its Chapter 11 proceeding to reduce its overhead to approximately to half of pre-petition levels, restructure and streamline operations, reenergize its management and employees and begin the process of restoring customer and vendor support. Upon its emergence from Chapter 11, Trend-Lines and the Committee are confident that these changes will result in continued improvement in profitability.

                            CLAIMS AGAINST THE DEBTOR

         A claim against the Debtor that is an Allowed Claim, as defined in the Plan, will be entitled to a Distribution pursuant to the Plan.

         The Plan provides that only the holders of Allowed Claims -- that is, holders of claims which are not in dispute, are not contingent, and are not unliquidated in amount and are not subject to objection or estimation -- are entitled to receive distributions under the Plan. Until a claim becomes an Allowed Claim, distributions will not be made to the holder of such claim.

         All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Bar Date. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim.

         After the Confirmation Date, only the Reorganized Debtor or the Committee will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims. After the Effective Date, on ten (10) days advance notice to the Committee or the Reorganized Debtor as the case may be, the Reorganized Debtor or the Committee, as the case may be, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                           VI. DESCRIPTION OF THE PLAN

         The following is a summary of the significant provisions of the Plan and is qualified in its entirety by the provisions of the Plan, a copy of which accompanies this Disclosure Statement. In the event and to the extent that the description of the Plan contained in this Disclosure Statement is inconsistent with any provisions of the Plan, the provisions of the Plan shall control and take precedence. All creditors are urged to carefully read the Plan.

         Only the holders of Allowed Claims -- that is, holders of claims which are not in dispute, are not contingent, and are not unliquidated in amount and are not subject to objection or estimation -- are entitled to receive distributions under the Plan. Until a claim becomes an Allowed Claim, distributions will not be made to the holder of such claim.

         The amounts set forth as due to holders of unclassified and classified claims are estimates only, based upon the Debtor's Schedules and/or its beliefs as to amounts due to holders of the various claims. The Debtor has not completed a claims review based upon the proofs of claims that have been Filed. The ultimate amount due to the various holders of claims will be determined upon completion of the claims objection process.

         6.1      Unclassified Claims.

         In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims and Priority Tax Claims, as described below, have not been classified. A description of the unclassified claims and the claims in each class, as well as the estimated principal amounts of each as of the Effective Date and the treatment of each unclassified claim, are set forth herein.

                 A. Administrative Claims. The Bankruptcy Code establishes a priority of payment among unsecured Claims. This means that unsecured Claims of a higher priority are entitled to payment in full even if other types of unsecured Claims are not paid anything. First in priority among unsecured Claims are "administrative" Claims. Administrative Claims are generally the ordinary and necessary costs of administering and operating during a Chapter 11 case, generally post-petition trade payables. The Debtor estimates that its post-petition trade payables are approximately $500,000.

                 B. Treatment of Administrative Claims. Except as otherwise provided for in the Plan, Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. On or before the Effective Date, the Debtor shall pay or have paid in Cash in full all Allowed Administrative Claims for fees payable pursuant to 28 U.S.C. ss. 1930 and fees payable to the Court, which are due and payable on or before the Effective Date. All fees payable pursuant to 28 U.S.C. ss. 1930 after the Effective Date shall be paid by Reorganized Trend-Lines.

                 C. Professional Fee Claims. Various professionals retained in this case have and will incur fees and expenses from the date of their retention through the Effective Date of the Plan. It is impossible for the Debtor to predict the amount of additional professional fees which will be incurred through the Effective Date of the Plan. At present, the Debtor estimates that the Allowed Professionals Fee Claims will aggregate $1,200,000 for services rendered and expenses incurred through the Confirmation of the Plan. The final amounts will likely increase; all amounts paid to professionals through the Confirmation Date are subject to Court approval. Attached as Exhibit C are the fees of the professionals which were previously authorized by the Bankruptcy Court and paid by the Debtor.

                 D. Treatment of Professional Fee Claims. All Persons that are awarded compensation or reimbursement of expenses by the Court in accordance with Section 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to Section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Court (a) on or as soon as reasonably practicable following the later to occur of (i) the Confirmation Date and (ii) the date on which the Court order allowing such Claim becomes a Final Order, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Fee Claim and Reorganized Trend-Lines.

                 E. Priority Tax Claims. Priority tax claims are Claims entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Priority Tax Claims consist of sales and use taxes accrued prior to the Petition Date. The Debtor estimates that Allowed Priority Tax Claims are approximately $1,076,800.

                 F. Treatment of Priority Tax Claims. Each holder of an Allowed Priority Tax Claim asserting responsible officer liability shall receive in full and final settlement, satisfaction, release and discharge of such Allowed Priority Tax Claim, one of the following (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) in the sole discretion of the Debtor, deferred Cash payments in five (5) equal monthly payments, commencing within thirty (30) days of the Effective Date, in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest Rate, or (iii) such other treatment as to which the Debtor and such holder shall have agreed upon in writing. The Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty. Pending satisfaction of such Allowed Priority Tax Claims, each holder of an Allowed Priority Tax Claim shall be enjoined from asserting any claims or taking any actions to assess or recover from officers or directors of either the Debtor or Reorganized Trend-Lines.

         Each holder of an Allowed Priority Tax Claim not asserting responsible officer liability shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, one of the following (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) in the sole discretion of the Debtor, deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest Rate, or (iii) such other treatment as to which the Debtor and such holder shall have agreed upon in writing. The Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty.

         6.2 Classes Of Claims And Equity Interests. The Plan classifies the various claims against the Debtor. A description of all classes of Claims and Equity Interests, as well as the estimated principal amounts of each class as of the Effective Date and the treatment of each Class, are set forth herein. The Classes of Claims and Interests set forth in the Plan are as follows:

         Class 1 - BofA Secured Claim

         Class 2 - Other Secured Claims

         Class 3 - Other Priority Claims

         Class 4 - Convenience Claims

         Class 5 - General Unsecured Claims

         Class 6 - Common Stock Equity Interests And Claims

         6.3 Class 1 - BofA Secured Claim. The Secured Claim of BofA is treated in Class 1 of the Plan. The BofA Secured Claim will be paid in accordance with the terms of the Exit Financing Facility, as described in the commitment letter and term sheet (collectively the "Term Sheet") attached hereto as Exhibit H and as described in Section 7.9(B), infra, or as otherwise agreed between the Debtor and BofA. As of the Confirmation Date, the Debtor estimates that the BofA Secured Claim will be approximately $36,000,000.

                  Class 1- Impairment and Voting. Class 1 is impaired by the Plan. The holder of the Class 1 Claim is entitled to vote to accept or reject the Plan.

         6.4 Class 2 - Other Secured Claims. The principal holders of Other Secured Claims are Bankers Leasing Association, Inc., a division of EAB Leasing Corp. ("Bankers"), KeyCorp Leasing ("Key"), Andover Capital Group, Inc. ("Andover"), GE Capital Business Asset Funding ("GE Capital") and Winthrop Leasing ("Winthrop"), each of which is considered a Capital Lease Claim. The Capital Lease Claims primarily arise from the Debtor's financing of furniture, fixtures and equipment (collectively the "Equipment") for its retail stores and corporate office. During the course of the proceedings, and in consultation with the holders of the Capital Lease Claims, certain of the Equipment located in the Debtor's Golf Day stores was returned, sold or abandoned in conjunction with the liquidation of the Golf Day operations. The Debtor has not conducted an appraisal of the Equipment. However, given that a substantial portion of the Equipment consists of retail store furniture and fixtures, and based upon the Debtor's attempts to market similar property utilized in the Golf Day stores, the Debtor believes that each holder of an Other Secured Claim holds a claim which may be substantially in excess of the value of its Collateral.

         Under the various agreements (collectively the "Agreements") between the Debtor and, respectively, Winthrop, Key, GE, Bankers and Andover, the Debtor financed the following Equipment:

         a. Winthrop - point of sale equipment, including computers and related software, for the retail stores;
         b.      GE - furniture and fixtures for the retail stores;
         c. Key - surveillance equipment, furniture and fixtures, for the retail stores;
         d. Bankers - furniture and fixtures for the retail stores, and computer equipment, including the Debtor's primary computer system, and furniture and fixtures for the corporate offices; and
         e.      Andover -  furniture and fixtures for the retail stores.

         The Debtor believes that each of the Agreements could be considered a disguised financing transaction as opposed to a true lease. The holders of the Capital Lease Claims contend otherwise. In the event that the Agreements are determined to be disguised financing transactions, the Other Secured Claims would be allowed in an amount that is a small fraction of the outstanding obligations under the Agreements. In the event that the Agreements are determined to be true leases, the Debtor would incur significant cure costs and the ongoing expense under the Agreements or the expense of purchasing replacement equipment. Accordingly, the Debtor has made proposals to each of the parties described above to modify the Agreements, to continue to recognize the Agreements as leases and to make payments of the amounts due over time. The Debtor projects that, if the proposals are accepted, the aggregate monthly obligation under the modified Agreements would be approximately $100,000. This amount representing a reduction of approximately fifty percent (50%) from the prior aggregate monthly obligations under the Agreements. Payments under the proposed modified Agreements would in most cases be made over thirty-six (36) months. The proposed modified Agreements call for title to the Equipment to vest in Reorganized Trend-Lines upon payment in full of the modified monthly obligations. To the extent the Debtor cannot reach a consensual resolution with the holders of the Capital Lease Claims, the Debtor reserves the right to treat the Agreements as Capital Lease Claims under Class 2 of the Plan.

         Except for the claims of Bankers, the liens allegedly securing the Other Secured Claims relate only to the Equipment which is the subject of the respective Agreement. All holders of Capital Lease Claims shall retain their liens on their respective Equipment. The Plan provides that Bankers retain its lien on only the Equipment which is the subject of the Bankers Agreement. Because BofA is impaired under the Plan, Bankers' lien on the Debtor's assets other than the Bankers Equipment is extinguished under the Plan.

                 A. Class 2-Impairment and Voting. Class 2 may be unimpaired by the Plan. The holders of Claims in Class 2 may be entitled to vote to accept or reject the Plan.

                 B. Class 2-Treatment. Prior to, or upon, the Effective Date at the option of the Debtor, with the consent of the Committee, such Allowed Other Secured Claims shall receive (a) some or all of the Collateral securing such Allowed Other Secured Claim, (b) Cash in an amount, not to exceed the allowed amount of such Claim, equal to the proceeds actually realized from the sale of any Collateral securing such Claim, as may be agreed upon by the Debtor and the holder of the Allowed Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (c) such other treatment as may be agreed upon by the Debtor and the Committee and the holder of the Allowed Other Secured Claim. In the event that the Debtor and the Committee elect, pursuant to option
(a) above, to distribute to the holder of the Allowed Other Secured Claim some of the Collateral securing such Claim, at the sole election of the Debtor, but with the Committee's consent, the Debtor may (i) attempt to sell the remaining Collateral securing the Allowed Other Secured Claim, or (ii) abandon such remaining Collateral. In the event that the Debtor sells Collateral securing such Allowed Other Secured Claim or abandon such Collateral, all expenses relating thereto, including but not limited to transportation, shipping, decommissioning and storage expenses, shall be borne by the holder of the Allowed Other Secured Claim.

         To the extent, if any, that the value of the Collateral securing a Class 2 Allowed Other Secured Claim is less than the total amount of such Claim, the difference shall be an Unsecured Deficiency Claim, and such Unsecured Deficiency Claim shall be treated as a Class 5 General Unsecured Claim under the Plan and the holder of such Claim shall be entitled to (i) vote to accept or reject the Plan as the holder of a Class 5 General Unsecured Claim, and (ii) receive the distribution otherwise made to holders of Allowed General Unsecured Claims that are classified in Class 5 under the Plan.

         In the event that a party to a Capital Lease Claim objects to the amendment of such Capital Lease Claim, Reorganized Trend-Lines expressly reserves the right to (i) move to reject any Capital Lease Claim or (ii) file a complaint seeking to recharacterize any Capital Lease Claim as a secured financing and not a true lease.

         Trend-Lines has entered into discussions with the holders of Capital Lease Claims, and with the consent of the Committee, expects to finalize agreements with the holders of Capital Lease Claims with respect to their treatment under the Plan prior to confirmation.

         6.5 Class 3 - Other Priority Claims. Other Priority Claims are
Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than an Administrative Claim, Professional Fee Claim or Priority Tax Claims. The Debtor is currently reviewing the filed proofs of claim to determine the amounts, if any, of such claims.

                 A. Class 3-Impairment and Voting. Class 3 is unimpaired by the Plan. The holders of Claims in Class 3 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

                 B. Class 3-Treatment. Reorganized Trend-Lines shall pay to each holder of an Allowed Claim in Class 3 Cash in an amount equal to its Allowed Other Priority Claim on the later of the Effective Date or the date such Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

                 6.6 Class 4 - Convenience Claims. The Plan has established a class of convenience claims consisting of each holders of claim that would otherwise be a Class 5 General Unsecured Claim that is (a) equal to or less than two thousand dollars ($2,000) or (b) reduced to two thousand dollars ($2,000) pursuant to the election by the holder of the Claim on the Class 4 ballot.
The Debtor estimates that the total amount paid to holders of Class 4 Convenience Claims will be one hundred and twenty five thousand dollars ($125,000).

                 A. Class 4 -Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed Convenience Claim in Class 4 is entitled to vote to accept or reject the Plan.

                 B. Class 4 -Treatment. Each holder of an Allowed Convenience Claim in Class 4 shall receive Cash in an amount equal to twenty-five percent (25%) of such Allowed Convenience Claim in full satisfaction, settlement, release and discharge of such Allowed Convenience Claim on the later of (a) the Effective Date, or (b) 30 days after the date on which such Claim becomes an Allowed Convenience Claim, or as soon thereafter as practicable.

                 6.7 Class 5 - General Unsecured Claims. Included in this class are general unsecured, pre-petition trade claims, reclamation claims, lease rejection claims, and any deficiency claims of BofA and the Other Secured Claims. The Debtor is currently reviewing the filed proofs of claim to determine the total amount of the General Unsecured Claims. Based upon the Debtor's Schedules and records, the rejected Golf Day leases and the Reclamation claims, the Debtor estimates that Allowed General Unsecured Claims are approximately fifty-five million dollars ($55,000,000).

                 A. Class 5 - Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed Convenience Claim in Class 5 is entitled to vote to accept or reject the Plan.

                 B. Class 5 - Treatment. Each holder of an Allowed Claim in Class 5 will receive, in full satisfaction of such Allowed Claim, its pro rata share, based on the principal amount of each holder's Allowed Claim, of (i) the Cash Distribution Amount on January 15, 2002; and (ii) 5,280,000 shares of New Common Stock on the Effective Date. The Plan will therefore result in an initial cash dividend to non-priority unsecured creditors of approximately four percent (4%) and a stock dividend of approximately 106 shares per $1,000 of debt for the holders of Class 5 Claims.

         6.8 Class 6 - Common Stock Equity Interests and Claims. On the Effective Date, all Common Stock Equity Interests shall be extinguished and the certificates and all other documents representing such Common Stock Equity Interests shall be deemed cancelled and of no force or effect. The Debtor estimates that the Common Stock has no value.

                 A. Class 6 - Impairment and Voting. Class 6 is impaired by the Plan. The holders of Common Stock Equity Interests and/or Claims in Class 6 are deemed to reject the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

                 B. Class 6 - Treatment. The holders of Common Stock Equity Interests and/or Claims in Class 6 shall not receive or retain any interest or property under the Plan.

         6.9 Means For Implementation of Plan

                 A.   Corporate Governance Of Reorganized Trend-Lines

                 1. Certificate of Incorporation and Bylaws. Effective as of the Effective Date, the Certificate of Incorporation and By-laws of Reorganized Trend-Lines shall be amended and restated The certificate of incorporation and by-laws of Reorganized Trend-Lines shall satisfy the requirements of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to
Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. On or after the Effective Date, Reorganized Trend-Lines will change its name to Woodworker's Warehouse, Inc.

                 2. Control, Operation and Management On the Effective Date, the management, control and operation of Reorganized Trend-Lines shall become the responsibility of the Board of Directors of Reorganized Trend-Lines, who shall thereafter have the responsibility for the management, control and operation of Reorganized Trend-Lines.

                 3. Directors And Officers. On the Effective Date, the term of the current Board of Directors of the Debtor shall expire. The Committee, upon consultation with the Debtor, will choose the Board of Directors. The Committee and the Debtor intend to announce ten days prior to the Confirmation Date the identities of the individuals proposed to serve as directors or officers of the Reorganized Trend-Lines. The Plan contemplates and is predicated upon Walt Spokowski being chosen as one of the members of the Board of Directors of the Reorganized Trend-Lines. The other members of the Board of Directors will be individuals who are not affiliated with the Debtor or the Committee. To the extent possible, the identities of such individuals will be announced by inclusion of a list of proposed directors and officers in the Plan Supplement.

                 4. Cancellation Of Old Equity Securities. On the Effective Date, except as otherwise provided for herein, (i) the Old Equity Securities, to the extent not already cancelled, shall be automatically cancelled without any further action by the Reorganized Trend-Lines, and (ii) the obligations of Trend-Lines and Post Tool, Inc. under the Old Equity Securities and under the Certificate of Incorporation, any agreements, indentures, or certificates of designations governing the Old Equity Securities or the rights of holders thereof shall be deemed discharged and extinguished.

                 5. Issuance And Reserve Of New Common Stock. The issuance by Reorganized Trend-Lines of all of the shares of the New Common Stock that are required to be distributed pro-rata to holders of Class 5 Claims pursuant to this Plan is hereby authorized without further act or action by the Board of Directors of Reorganized Trend-Lines and without further act or action under applicable law, regulation, order, or rule. The shares of New Common Stock to be issued under this Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed and upon such issuance shall be fully paid and non-assessable. A description of the terms of the New Common Stock is annexed hereto as Exhibit A.

         Reorganized Trend-Lines is hereby authorized to reserve 1.5 million shares (the "Stock Reserve") out of the total authorized New Common Stock of 7.5 million shares without further act or action by the Board of Directors of Reorganized Trend-Lines and without further act or action under applicable law, regulation, order, or rule.

         Management will receive up to twelve percent (12%) of the 6.0 million shares of stock issued under the Plan (the "Management Stock"). The Plan provides that the Management Stock will not be subject to dilution by any mechanism, including, without limitation, the issuance of stock from the Reserve, stock splits or reverse stock splits.

                 B.   Exit Financing Facility, Obtaining Cash for Plan
Distributions

         On the Effective Date, the Reorganized Debtor is authorized to execute and deliver those documents necessary or appropriate to consummate the Exit Financing Facility. All cash necessary for the Reorganized Debtor to make payments pursuant to the Plan will be obtained from the Reorganized Debtor's cash balances and operations and/or the Exit Financing Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtor.

         Pursuant to the Term Sheet, BofA has agreed to provide the Debtor with the Exit Financing Facility in the amount of up to $30,000,000.(1) Under the Exit Financing Facility, BofA will provide a senior secured revolving credit facility in the amount of $30,000,000 which Reorganized Trend-Lines may borrow, repay and reborrow, subject to the availability limitations. The terms of the Exit Financing Facility include, among others, (i) a maturity date of two years from the Confirmation Date; (ii) an overadvance capability equal to $3,000,000 for the first sixty days following the closing, $2,500,000 for the next thirty days and $2,000,000 thereafter; (iii) payment of the overadvance at a rate of $166,667 per month beginning on February 28, 2002; (iv) an interest rate equal to LIBOR plus 3.25% or the Bank of America Reference Rate plus 1.00% on advances, and a rate equal to the Bank of America Reference Rate plus 3.00% on overadvances; (v) a borrowing base through March 31, 2002, consisting of 65% of the cost value of eligible store and warehouse inventory, plus 50% of the value of inventory covered by Merchandise Letters of Credit, plus 85% of the value of eligible credit card and trade accounts receivable, plus $500,000 against the value of the Debtor's Seabrook, NH facility (until that facility is sold); (vi) a borrowing base after March 31, 2002, consisting of the lesser of 65% of the cost value of eligible store and warehouse inventory or 85% of the OLV value of the inventory from an appraiser acceptable to BofA, plus 50% of the value of inventory covered by Merchandise Letters of Credit, plus 85% of the value of eligible credit card and trade accounts receivable, plus $500,000 against the value of the Debtor's Seabrook, NH facility (until that facility is sold). Under the Exit Financing Facility, BofA will be granted and hold first priority perfected liens and security interests in and to all leases with respect to which Reorganized Trend-Lines is a tenant and all leasehold interests of Reorganized Trend-Lines and all proceeds thereof. Reorganized Trend-Lines will take such actions as may be reasonably requested by BofA from time to time with

--------
(1) The summary of the Emergence Facility set forth in this Disclosure Statement is not intended to be a substitute for the Term Sheet attached hereto as Exhibit H, which contain additional terms and provisions.

respect to such liens and security interests. The liens and security interests granted pursuant to the Plan are automatically deemed perfected upon entry of the confirmation order without the necessity of BofA taking possession, filing financing statements, mortgages, leasehold mortgages, or other documents. No person, as defined in Section 101(41) of the Bankruptcy Code, will be permitted to secure a lien or security interest which is equal to or senior to the liens and security interests of BofA. In the event of Default under the Exit Financing Facility, BofA may enter upon such premises and take possession of all property in which it has a lien or security interest and exercise any remedy under applicable law with respect to such collateral without interference.

                 C.   Revesting Of Assets Of Reorganized Trend-Lines

         The property of the Estate of Trend-Lines, together with any property of Trend-Lines that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in Reorganized Trend-Lines on the Confirmation Date. Thereafter, the Reorganized Trend-Lines may operate its business and may use, acquire, and dispose of any and all such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Court. As of the Confirmation Date, all property of the Reorganized Trend-Lines shall be free and clear of all Claims and Equity Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Trend-Lines may, without application to or approval by the Court, pay professional fees and expenses that it may incur after the Confirmation Date.

                 D.   Preservation Of Rights Of Action

         Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Trend-Lines shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person, including, without limitation, actions under Chapter 5 of the Bankruptcy Code other than actions under Section 547 of the Bankruptcy Code. The Reorganized Trend-Lines or its successor(s) may pursue such retained claims, rights, causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Trend-Lines or its successor(s) who hold such rights.

         The Debtor and the Committee have agreed not to object to any Unsecured Claims on the basis of coop advertising claims. Coop advertising was a marketing program established by the Debtor and certain of its major vendors whereby the Debtor would receive advertising allowances from the vendors based on a percentage of goods ordered from the vendors. The vendors who participated in the coop advertising program have taken the position that the coop advertising allowances were contingent on payment in full for the goods ordered. Because the Debtor has not made full payment for the goods, the Debtor and the Committee have agreed not to object to claims on the basis that they include claims relating to the coop advertising program.

                 E.   Effectuating Documents; Further Transactions

         The chairman of the board of directors, chief executive officer, president, chief operating officer, chief financial officer or any other appropriate officer of the Debtor, Reorganized Trend-Lines, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtor or Reorganized Trend-Lines shall be authorized to certify or attest to any of the foregoing actions.

                 F.   Applicability Of Sections 1125 And 1145 Of The Bankruptcy
Code

         The protection afforded by Section 1125(e) of the Bankruptcy Code with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale or purchase of the New Common Stock, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtor and the Committee and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, or other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Section 1125(e) of the Bankruptcy Code. In addition, the exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, and any state or local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Bankruptcy Code shall apply to the New Common Stock.

                 G.   Exemption From Certain Transfer Taxes

         Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers either pre or post Confirmation from the Debtor or the Reorganized Trend-Lines to any Person or entity or to Reorganized Trend-Lines, pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                 H.   Final Decree.

         After the distribution of New Common Stock to holders of Allowed Class 5 Claims, the resolution of any objections to Claims in the Chapter 11 Case, and the resolution of any Causes of Action in the Court, the Disbursing Agent shall file a report with the Bankruptcy Court and seek the entry of a Final Decree.

                 I.   Listing New Common Stock.

         The Debtor and Reorganized Debtor shall take all reasonable measures to have the New Common Stock listed on the NASDAQ Exchange.

         6.10 Provisions Governing Distributions.

                 A. Distributions for Claims Allowed as of the Initial Distribution Date. Except as otherwise provided in the Plan, distributions of cash or New Common Stock to be made on the Initial Distribution Date to holders of Claims that are allowed as of that date will be made on the Initial Distribution Date or as promptly thereafter as practicable, but in any event no later than: (a) thirty days after the Effective Date or (b) such later date when the applicable conditions are satisfied, including conditions regarding cure payments for Executory Contracts and Unexpired Leases being assumed, and conditions regarding surrender of canceled instruments and securities are satisfied. On each Quarterly Distribution Date, distributions will also be made, to the extent allowed, to holders of Disputed Claims in each Class that were allowed during the preceding three (3) months. (Sections VII.G and X.C of the Plan have conflicting language about payment of disputed claims after allowance).

                 B. Method of Distributions to Holders of Claims. The Reorganized Debtor, or such Disbursing Agent as the Reorganized Debtor may employ in its sole discretion, will make all distributions required under the Plan. Any Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Reorganized Debtor may, at its option, employ an Indenture(s) Trustee to act as the Third Party Disbursing Agent in respect of certain Claims subject to Indentures. The Reorganized Debtor shall be authorized to implement such procedures as it deems necessary to distribute New Common Stock to Class 5, so as to efficiently and economically assure prompt and proportionate distribution of such consideration, including arranging for reservation of New Common Stock or retiring New Common Stock held in reserve.

                 C. Compensation and Reimbursement for Services Related to Distributions. Each third party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtor, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Reorganized Debtor and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a third party Disbursing Agent.

                 D. Tax Consequences of the Joint Plan. The following is a general summary of certain material federal income tax consequences of the Joint Plan and the distributions provided thereunder for the Debtor's creditors and shareholders. This summary does not discuss all aspects of federal taxation that may be relevant to a particular creditor or shareholder in light of its individual investment circumstances or to certain creditors or shareholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations or individuals who are not citizens or residents of the United States). This summary does not discuss any aspects of state, local or foreign taxation.

         This summary is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Joint Plan as discussed herein. The Debtor has not requested a ruling from the Internal Revenue Service with respect to these matters and no opinion of counsel has been sought or obtained by the Debtor with respect thereto. FOR THE FOREGOING REASONS, CREDITORS AND SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN. THE DEBTOR IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE JOINT PLAN AS TO ANY CREDITOR OR SHAREHOLDER, NOR IS THE DEBTOR RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

                 1.   Federal Income Tax Consequences to the Debtor

                 a. Cancellation of Indebtedness. Generally, the Debtor will realize cancellation of debt ("COD") income to the extent that the Debtor pays a creditor pursuant to the Joint Plan an amount of consideration in respect of a Claim against the Debtor that is worth less than the amount of such Claim. For this purpose, the amount of consideration paid to a creditor generally will equal the amount of cash or the fair market value of property, including stock of Reorganized Trend-Lines, paid to such creditor. Because the Debtor will be in a bankruptcy case at the time the COD income is realized (if any is realized), the Debtor will not be required to include COD income in gross income, but rather will be required to reduce tax attributes by the amount of COD income so excluded. The Debtor anticipates that after the reduction of tax attributes as a consequence of the realization of COD income, the Debtor will have remaining net operating losses ("NOLs") and built-in losses subject to limitation by IRC section 382, as discussed below.

                 b. Limitation on Net Operating Losses. The Debtor will experience an "ownership change" (within the meaning of IRC section 382) on the Effective Date as a result of the cancellation of the Common Stock and the issuance of New Common Stock in exchange for debt. Unless a special exception (discussed below) applies in connection with the Debtor's ownership change, Reorganized Trend-Line's ability to utilize pre-Effective Date tax attributes, particularly NOLs and built-in losses, to offset its income recognized after the Effective Date will be subject to limitation by IRC section 382. If certain conditions are met, a special exception for corporations reorganized in bankruptcy proceedings under title 11 will protect Reorganized Trend-Lines from the limitations that apply under IRC section 382. Generally, that special exception will be available if the shareholders, trade creditors and holders of "old-and-cold" debt of the Debtor receive at least 50% of the total voting power in Reorganized Trend-Lines and at least 50% of the total value of the company's stock. (For this purpose, "old-and-cold" debt is debt that has been held by the creditor for at least 18 months before the date of filing of the bankruptcy petition.) Although it is not clear that the special exception will be available for Reorganized Trend-Lines, the exception appears to be available. If the exception is available and Reorganized Trend-Lines takes advantage of it, (1) the company will have to give up any pre-ownership change loss carryforwards attributable to certain interest paid or accrued to creditors that become stockholders, and (2) a further change of ownership within two years of the Effective Date or the failure of Reorganized Trend-Lines to continue its business could effectively eliminate those tax attributes remaining at that time.

                 2.   Federal Income Tax Consequences to Holders of
Claims. The federal income tax consequences of the implementation of the Joint Plan to a creditor will depend upon a number of factors, including whether the creditor is deemed to have participated in an exchange for federal income tax purposes, and, if so, whether such exchange transaction constitutes a tax-free recapitalization or a taxable transaction; whether the creditor's present debt Claim constitutes a "security" for federal income tax purposes; the type of consideration received by the creditor in exchange for its Allowed Claim; and whether the creditor reports income on the accrual basis. A holder that exchanges a security for stock of Reorganized Trend-Lines will not recognize any gain or loss with respect to that portion of the transaction. It is unlikely, however, that any of the Unsecured Claims constitute securities. A holder whose Claim is paid in full or otherwise discharged on the Effective Date will recognize gain or loss for federal income tax purposes equal to the difference between any such payment and the holder's adjusted tax basis in the Claim.
         Error! Bookmark not defined.
                 3.   Federal Income Tax Consequences to Holders of
Common Stock Interests. Holders of Common Stock Interests will not receive any distribution of property under the Joint Plan, and will not retain such interests. Each such holder will recognize a loss in an amount equal to such holder's adjusted tax basis, if any, in its Common Stock Interests.

         6.11 Treatment Of Executory Contracts And Unexpired Leases.

         Except as otherwise provided in the Plan or in an agreement or document entered into in connection with the Plan, as of the Effective Date the Debtor shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease: (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume filed on or before the Confirmation Date, (iv) is identified as an assumed executory contract or an assumed unexpired lease, as applicable, in the Plan Supplement, which assumption shall be effective on the Effective Date, or (v) is assumed pursuant to the Plan.

                 A. Payments Related to Assumption. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the executory contract or lease or the assignee of the Debtor party assuming such contract or lease, by Cure, or by such other treatment as to which each Debtor and such non-Debtor Party to the executory contract or unexpired lease shall have agreed in writing. If there is a dispute, Cure shall occur within 30 days following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                 B. Employee Incentive Stock Plan. Reorganized Trend-Lines intends to adopt an Employee Incentive Stock Plan which will allow Reorganized Trend-Lines to provide Incentive Stock grants of up to twelve percent (12%) of the issued shares to officers and employees of the Reorganized Trend-Lines as the board of directors of Reorganized Trend-Lines may from time to time determine subject to the terms and conditions of the Employee Incentive Stock Plan.

                 C. Compensation And Benefit Plans. Except as and to the extent previously assumed by an order of the Court or subject to a motion to assume pending before the Court, on the Confirmation Date, all employee compensation and Employee Benefit Plans of the Debtor, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are rejected and shall not survive confirmation of this Plan.

         Notwithstanding the foregoing, Employment Agreements entered into on the Confirmation Date, if any, shall amend and supersede any other employment agreements, stock incentive plans, and severance plans with or for the benefit of those employees who are parties to the Employment Agreements.

         6.12 Procedure For Resolving Disputed, Contingent And Unliquidated Claims.

         All objections to Claims other than Rejection Claims must be filed and served on the holders of such Claims by no later than forty-five (45) days after the Effective Date. For Rejection Claims, objections to claims must be filed by the later of (a) one hundred and eighty (180) days after the Effective Date, or
(b) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order regarding an objection to such Claim. If an objection has not been filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim.

         6.13 Conditions To Confirmation.

         The following are conditions to the Plan which must be satisfied or waived in accordance with Article X of the Plan: (i) the Court shall have entered the Confirmation Order in form and substance satisfactory to Trend-Lines and the Committee; (ii) the Confirmation Order entered by the Court shall approve the Exit Financing Facility; (iii) Walt Spokowski and Ron Franklin shall have entered into Employment Agreements with the Reorganized Trend-Lines, the terms of which will be summarized in the Plan Supplement; (v) Reorganized Trend-Lines shall have received Commitments for the provision of trade credit on terms and in amounts satisfactory to Trend-Lines and the Committee.

         6.14 Conditions To Effectiveness.

         Conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived as set forth in Article X.C of the Plan, include the following: (i) the Confirmation Order shall have become a Final Order; (ii) Reorganized Trend-Lines shall have immediate availability to borrow under the Exit Financing Facility or liquidity in accordance with the Term Sheet in an amount acceptable to the Proponents; (iii) all authorizations, consents and regulatory approvals, if any, required in connection with the effectiveness of the Plan shall have been obtained; (iv) certificates of incorporation and bylaws for Reorganized Trend-Lines, in form and substance satisfactory to the Proponents, shall have been adopted by Reorganized Trend-Lines; and (v) all other actions, documents and agreements necessary to implement the Plan pursuant to Article V shall have been effected or executed.

         6.15 Effective Date.

         The Effective Date of the Plan is the date on which the Conditions to Confirmation and the Conditions to Effectiveness have been satisfied or waived as set forth in Article X.C. of the Plan.

         6.16 Modifications And Amendments.

         With the consent of the Committee, the Debtor may alter, amend, or modify the Plan, the Plan Supplement or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtor may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court.

         6.17 Bar Dates For Certain Claims

                 A. Administrative Claims. The Confirmation Order will establish a Bar Date for the filing of all Administrative Claims (not including Professional Fee Claims or the expenses of the members of the Committee), which date shall be no later than thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims, other than Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rule 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtor or Reorganized Trend-Lines, as the case may be, shall have 30 days (or such longer period as may be allowed by order of the Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims. If no objection is made then Reorganized Trend-Lines shall pay such Administrative Claim as soon as practicable

                 B. Professional Fee Claims. All final requests for compensation or reimbursement of Professionals for services rendered to the Debtor or Committee prior to the Confirmation Date must be filed and served on Reorganized Trend-Lines, its counsel and the Committee's counsel no later than forty-five (45) days after the Confirmation Date, unless otherwise ordered by the Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on Reorganized Trend-Lines and its counsel and the requesting Professional or other Person no later than 20 days (or such longer period as may be allowed by order of the Court) after the date on which the applicable application for compensation or reimbursement was served.

                 C. Bar Date for Claims for Rejection Damages. If the rejection by the Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Trend-Lines or its respective properties, unless a proof of Claim is filed with the Clerk of the Court and served upon counsel for the Debtor within thirty (30) days of entry of the Confirmation Order.

                 D. Other Claims. By Order dated March 16, 2001, the Court entered an order (the "Bar Date Order") setting April 30, 2001 (the "Bar Date") as the last date for the filing of proofs of Claim against the Debtor on account of any Claim, as defined in Section 101(5) of the Bankruptcy Code, against the Debtor, which arose prior to the Petition Date. Pursuant to the Bar Date Order and Bankruptcy Rule 3003(c)(2), any Person that was required to file a timely proof of Claim in the form and manner specified by the Bar Date Order and that failed to do so on or before the Bar Date (or, in the case of a Claim based upon the Debtor's rejection of an unexpired lease or executory contract, before the Rejection Damages Bar Date, as defined in the Bar Date Order), shall not be entitled to vote on the Plan and shall not receive or retain, or be entitled to receive or retain, any property or any payment or distribution of property from the Debtor or its successors or assigns with respect to such Claim.

         6.18 Discharge Of The Debtor And Injunction.

         All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims against the Debtor of any nature whatsoever or against any of the Debtor's assets or properties. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Distribution Date. In accordance with Section 524 of the Bankruptcy Code, the discharge provided by this Section and Section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset or recover the Claims discharged hereby. The injunction will extend to successors of the Debtor (including, without limitation, Reorganized Trend-Lines) and its respective properties and interests in property.

         6.19 Releases

         Except as otherwise required by the Plan, from and after the Effective Date none of the Debtor, Reorganized Trend-Lines, nor the Committee, and none of their respective present or former directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), shall have or incur any liability to any Person, including holders of Claims or Equity Interests, for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan (other than an action in contravention of the Plan or its confirmation), the Disclosure Statement related thereto or any contract, instrument, release or agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan; provided, however, that the foregoing shall not affect the liability that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted gross negligence or willful misconduct.

         6.20 Plan Supplement

         Any and all exhibits, lists or schedules not filed with the Plan shall be contained in the Plan Supplement or Plan Supplements, as the case may be, and filed with the Clerk of the Court seven days prior to the date set for the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours or may be viewed on the Court's website at www.mab.uscourts.gov. Holders of Claims may obtain a copy of the Plan Supplement upon written request to the Debtor.

         6.21 Retention Of Jurisdiction.

         After the Effective Date the Bankruptcy Court will retain exclusive jurisdiction over the Debtor and its Bankruptcy Case to hear certain matters to the fullest extent provided by law, including jurisdiction to:

         1. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Equity Interests;

         2. Hear and determine all applications or compensation and reimbursement of expenses of Professionals under the Plan or under Sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Trend-Lines and the Committee shall be made in the ordinary course of business and shall not be subject to the approval of the Court;

         3. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor are a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

         4. Effectuate performance of and payments under the provisions of the Plan;

         5. Hear and determine any and all adversary proceedings including those proceedings, if any, instituted pursuant to Chapter 5 of the Bankruptcy Code, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

         6. Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

         7. Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

         8. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

         9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation or enforcement of the Plan or the Confirmation Order;

         10. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated, or if distributions pursuant to the Plan are enjoined or stayed;

         11. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         12. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

         13. Recover all assets of the Debtor and property of the Debtor's Estate, wherever located;

         14. Hear and determine matters concerning federal, state and local taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

         15. Hear and determine all disputes involving the existence, nature or scope of the Debtor's discharge;

         16. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

         17. Enter a final decree closing the Chapter 11 Case.

                    VII. LIQUIDATION AND FINANCIAL ANALYSES

         7.1 Best Interest Of Creditors And Comparison With Chapter 7
Liquidation

         In the event the Debtor's Chapter 11 case is converted to one under Chapter 7 of the Code, the Debtor would be required to cease all operations, all or substantially all of its employees would be discharged and a Chapter 7 Trustee would be appointed to liquidate the estate's assets. After attending to the immediate issues of securing the Debtor's assets, through the retention of security guards, the change of locks at the Debtor's ninety-nine (99) stores and the warehouse, and the resolution of issues involving the Debtor's approximately six hundred (600) employees, the Trustee would probably move to liquidate the Debtor's assets. The liquidation analysis attached hereto as Exhibit D (the "Liquidation Analysis") assumes that, at the time of liquidation, the Debtor's inventory has a value at cost of approximately $36,976,000. The Liquidation Analysis assumes the amount due BofA is $40,773,200 (the midpoint between Bank of America's asserted claim of approximately $44,490,000 and BofA's claim of approximately $37,000,000 with no post-petition interests or costs). The Liquidation Analysis projects that a liquidating firm retained by a Chapter 7 Trustee would guarantee the recovery of 62.5% of the inventory cost and assume the responsibility for payment of certain store level expenses, but would not assume any of the other costs incurred by the estate in conducting a GOB sale. The total inventory proceeds from a GOB sale would approximate $23,110,000 and the unreimbursed GOB Sale expenses would approximate $1,750,000, resulting in net GOB Sale proceeds of approximately $21,360,000. The Liquidation Analysis includes a recovery on the Preference Actions of $2,500,000. This figure assumes a gross amount of $6,000,000 of potentially preferential payments or returns of goods within 90 days of the Petition Date, less payments against which an ordinary course of business defense may apply, less the legal and professional fees which would be incurred in collecting the preferences. Total assets available in a Chapter 7 liquidation after the payment of secured claims and Chapter 7 administrative expenses are estimated to be $3,830,395.

         The Liquidation Analysis projects that Chapter 11 administrative claims would be paid in full and that pre-petition priority claims would receive a partial dividend of $489,495. Accordingly, the Liquidation Analysis projects that in a Chapter 7 proceeding there would be no dividend paid to non-priority unsecured creditors.

         The results projected in the Liquidation Analysis could be substantially worse if BofA's claim is allowed in an amount greater than is set forth in the Liquidation Analysis. During the Chapter 11 proceeding, various cash collateral orders were entered which granted the BofA a rollover lien on all proceeds generated from the sale and use of its collateral and a lien on all other assets to extent its recovery has been diminished during the course of the

Chapter 11 case. BofA would, therefore, likely assert that all of the Debtor's assets constitute its collateral. BofA would likely argue that it should have an Allowed Secured Claim that includes all of its post-petition interest and costs as well as an additional amount of default interest in the amount of approximately $1,300,000. BofA would likely assert that this claim is a "super priority" claim against all unencumbered assets and the proceeds thereof pursuant to Section 507(b) of the Bankruptcy Code. If allowed, BofA's Claim would likely consume all of the estate's assets, leaving no distribution for any other creditors.

         The projected dividend set forth in the Liquidation Analysis should be contrasted with the $2,000,000 dividend required to be made to holders of Allowed Class 5 Claims under the Plan in January, 2002, and the equity in Reorganized Trend-Lines distributed to holders of Allowed Class 5 Claims which will entitle such holders to a continuing right to receive distributions from Reorganized Trend-Lines and to participate in the proceeds realized from any sale or merger of Reorganized Trend-Lines. Confirmation of the Plan will not only ensure that holders of Class 5 Allowed Claim receive an immediate initial dividend, but will also avoid the risks, costs and uncertainties asserted with continued litigation with the BofA, which may result in all creditors, other than BofA, receiving nothing.

         The Liquidation Analysis is based upon estimates and assumptions that, although developed and considered reasonable by the Debtor, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtor were, in fact, to undergo such a liquidation.

         As detailed in the Liquidation Analysis, a liquidation of the Debtor's assets would provide no recovery for unsecured claims. Based upon the foregoing, the Debtor submits that the Confirmation of the Plan is in the best interest of the estate.

         7.2     Feasibility of the Plan

         In contrast to a Chapter 7 proceeding where general unsecured creditors will receive no dividend, Plan provides general unsecured creditors with both a $2,000,000 distribution in January, 2002 and the benefits of the Debtor's continued business operations through ownership of the common stock in the Reorganized Trend-Lines.

                 A.   Financial Projections For Reorganized Trend-Lines

         Trend-Lines, with the assistance of its financial advisor, Deloitte & Touche, has prepared financial projections (the "Projections") for the Reorganized Trend-Lines based on the confirmation and implementation of the Plan. The Projections are based upon estimates and assumptions that, although developed and considered reasonable by Trend-Lines, are inherently subject to significant economic and competitive uncertainties and contingencies beyond its control. The Projections are also based upon assumptions with regard to the value of property that is subject to change. Accordingly, there can be no assurance that the projected performance reflected in the Projections will be realized.

         The projections were developed based upon sales and related expenses expected related to Woodworkers Warehouse retail stores, catalog mailings, Internet sales and certain other so called "membership clubs" operated by Trend-Lines. The following is a budget summary for FY2001, FY2002 and FY2003:

                                                           FY 2001        FY 2002        FY 2003
                                                          ($ 0,000)      ($ 0,000)      ($ 0,000)
                                                          ---------      ---------      ---------
Sales                                                      116,375        124,539        136,672
Gross Profit                                                35,475         38,844         43,571

Expenses (Direct & Indirect)                                27,783         26,900         29,378
General and Administrative Costs                             7,826          8,246          8,382
Depreciation & Amortization                                 -3,090         -3,008         -2,971
                                                            ------         ------         ------

EBITDA(2)                                                    2,955          6,707          8,781

Depreciation & Amortization                                  3,090          3,008          2,971
Interest Expense                                             2,693          1,658          1,441
                                                             -----          -----          -----
Net Income Before Extraordinary Items & Taxes               -2,828          2,041          4,369

         For FY 2001, the projections are based on assumptions of 112 retail stores through July 2001 and 99 retail stores thereafter, a partial catalog mailing for October 2001 and modest Internet and membership sales. For FY 2002, the projections are based on assumptions of 99 retail stores with a five percent (5.0%) comparable sales increase compared with FY 2001, a complete catalog mailing and modest Internet and membership sales. For FY 2003, the projections are based on assumptions of 99 retail stores with a six percent (6.0%) comparable sales increase compared with FY 2002, two (2) complete catalog mailings and modest Internet and membership sales. These projections also assumed a gross margin for the retail stores of 30.0% and a increase of 0.2% each year, maintaining the historical gross margin for catalog sales of 45.3% and a gross margin for Internet sales of 30.0%.

         Trend-Lines has prepared detailed financial projections through Trend-Lines' fiscal year ending in February 2004. These projections are collectively attached as Exhibit E. These projections reflect Reorganized Trend-Lines having positive net income before extraordinary items and taxes for FY 2002 of $2,041,000 and for FY 2003 of $4,369,000. Trend-Lines has further collectively attached as Exhibit F balance sheets through February 2004 reflecting Reorganized Trend-Lines' assets, liabilities and stockholders equity.

         Additionally, Trend-Lines has also prepared detailed financial analysis of the sources and uses of funds through August 2003. These projections are attached as Exhibit G.

                 B.   Funds Sufficient for Payments Required Under Plan

         Attached hereto as Exhibit G is a sources and uses forecast through August, 2003 (the "Sources and Uses Forecast"). As is set forth in the Sources and Uses Forecast, Reorganized Trend-Lines will have sufficient cash on hand necessary to fund not only operations but all distributions required under the Plan, including the $2,000,000 distribution to general unsecured creditors required in January 2002. Trend-Lines currently has cash on hand of $15,719,000 as of August 28, 2001 with an additional $3,500,000 to be received in the beginning of September 2001 from the sale of the Revere Lease. As further reflected on the Sources and Uses Forecast, Reorganized Trend-Lines will receive $4,750,000 in vendor support in October and November, 2001. The Debtor anticipates that a closing on the Exit Financing Facility (as described in

--------
(2) "EBITDA" means Earnings Before Interest Taxes Depreciation and Amortization.

Section 7.3, supra) provided by BofA will occur in October, 2001. Vendor trade credit is scheduled to be advanced in the amount of approximately $3,000,000 in October, 2001, and $1,750,000 in November, 2001. After the closing of the Exit Financing Facility and the payment of certain of the plan payments, the Exit Financing Facility is projected to have a balance of $25,427,505, leaving availability under the Exit Financing Facility of $4,232,579. The Sources and Uses Forecast demonstrate that Reorganized Trend-Lines has sufficient availability under the Exit Financing Facility through August, 2003, to make the plan payments, to pay its expenses when due and to operate within the terms of the Exit Financing Facility.

         Administrative claims of professional are estimated to require payment in the amount of $1,200,000 and certain professionals have agreed to defer payments of fees until October 2001. Cure costs associated with the assumption of real property leases and other executory contracts are anticipated to be $560,000. The cash distribution to Convenience Creditors is unlikely to exceed $150,000 and the initial payment on account of Priority Tax Creditors is $180,000. Therefore, total cash requirements at confirmation are anticipated to be $2,090,000.

                 C.   Conclusion

         In sum, the projections indicate that the Reorganized Trend-Lines will be able to fund and perform under the Plan without any interruption of its operations. Further, in addition to a substantial cash dividend in January 2002, the Plan provides for the General Unsecured Creditors to receive a substantially percentage interest in shares of the stock of Reorganized Trend-Lines, with the benefits of Reorganized Trend-Lines' continued operations. The profits from any post-confirmation operation and or sale of the Reorganized Trend-Lines will be available for distributed to the General Unsecured Creditors. The Plan is therefore a feasible desirable way of benefiting all creditors.


                                     TREND-LINES, INC.,
                                     Substantively Consolidated Debtor,


                                     By:________________________________
                                          Walter Spokowski
                                          Chief Executive Officer

                                     OFFICIAL COMMITTEE OF UNSECURED
                                     CREDITORS,
                                     By its attorneys,



                                     ---------------------------------------
                                     Lawrence C. Gottlieb, Esquire
                                     Kronish, Lieb, Weiner & Hellman, LLP
                                     1114 Avenue of the Americas
                                     New York, NY  10036

Dated:  September  7 , 2001